EXHIBIT 99.1
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FOR IMMEDIATE RELEASE . . . AUGUST 11, 2004
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For More Information, Contact:

Mark J. Wright                                              Dolores Chenoweth
Vice President & Chief Financial Officer                    in.ves'com
Western Power & Equipment Corp.                             (503) 469-0338
(360) 253-2346





                       WESTERN POWER & EQUIPMENT ANNOUNCES
                        TENTATIVE RESULTS FOR FISCAL YEAR

     Vancouver, Washington -- Western Power & Equipment Corp. (OTCBB: WPEC), a dealer of construction and industrial equipment, today announced that it expects to report substantially higher sales and income results for its fiscal year ended July 31, 2004 compared to the prior fiscal year. The Company expects year over year revenues to show an increase in the range of 12% to 13% and year over year net income to show an increase of at least 80% over the prior year's net income of $412,000. The Company's actual results for its fiscal year ended July 31, 2004 may differ from these estimates due to unforeseen costs, corrections, and potential audit adjustments, as well as the factors noted below.

     Information contained herein relating to projected revenues, growth, income, potential costs savings, and future results and events constitute forward-looking statements. Actual results may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuation in the construction and industrial sectors and general economic cycles; the success of the Company's entry into new markets; the success of the Company's expansion of its equipment rental business; rental industry conditions and competitors; competitive pricing; the Company's relationship with Case and other suppliers; relations with the Company's employees; the Company's ability to manage its operating costs and to integrate acquired businesses in an effective manner; the continued availability of financing; governmental regulations and environmental matters; and risks associated with regional, national, and world economies. Any forward-looking statements should be considered in light of these factors.

     Western Power & Equipment Corp. sells, leases, rents, and services construction and industrial equipment for Case Corporation and over 30 other manufacturers. The company currently operates 15 facilities in Washington, Oregon, Nevada, California, and Alaska.

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